Exhibit 23.1






                          Independent Auditors' Consent


The Board of Directors
Whole Foods Market, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-11271, No. 333-11273, No. 333-35809, No. 33-79072, No. 33-68362 and No.
33-48392) on Form S-8, and the registration statements (No. 333-51419, No. 333-968, No. 333-43555 and No. 333-27745) on Form S-3 of Whole Foods Market, Inc. of our report dated November 20, 1998, relating to the consolidated balance sheets of Whole Foods Market, Inc. and subsidiaries as of September 27, 1998 and September 28, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three fiscal-year period ended September 27, 1998, which report appears in the September 27, 1998 annual report on Form 10-K of Whole Foods Market, Inc.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP
Austin, Texas
December 21, 1998